Safehold

Press Release

Safehold Reports Fourth Quarter and Fiscal Year 2018 Results

NEW YORK, February 14, 2019

Safehold Inc. (NYSE: SAFE) reported results for the fourth quarter and fiscal year 2018.

In 2018, Safehold highlights include:

- Net income of $11.7 million or $0.64 per share
- Funds from Operations (FFO) of $20.9 million or $1.15 per share
- Adjusted Funds from Operations (AFFO) of $11.4 million or $0.63 per share
- New investments totaled $417 million
- Aggregate portfolio increased 79% to $948 million
- Expansion into 6 new markets

"We have nearly tripled the size of our portfolio since our IPO in June 2017 and are beginning to witness exciting momentum as we usher in a revolutionary new era of commercial real estate ownership," said Jay Sugarman, Chairman and Chief Executive Officer of Safehold. "Our $250 million of fresh equity capital provides us with the necessary runway to continue our growth into 2019."

SAFE published a presentation detailing these results and a reconciliation of its non-GAAP financial metrics, which can be found on its new website, www.safeholdinc.com in the "Investor Relations" section.

The Company will host an earnings conference call reviewing this presentation beginning at 9:00 a.m. ET today. This conference call can be accessed by all interested parties on the website (listen only) or by dialing toll-free (844) 560-3084 (U.S. domestic) or (647) 253-8647 (international) using conference ID: 4794594.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing (800) 585-8367 (U.S. domestic) or (416) 621-4642 (international) using the conference ID: 4794594.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks, Vice President of Investor Relations & Marketing